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                                                                 [METLIFE LOGO]

Nancy H. Badeer
Assistant General Counsel
MetLife
1095 Avenue of the Americas
New York, NY 10036
T: 212-578-6810
F: 212-251-1566

March 13, 2013

Re:  MetLife Insurance Company of Connecticut
     File No. 333-185333
     MetLife Shield Level Selector/SM/

Ladies and Gentlemen:

This opinion is furnished in connection with the proposed offering of a certain single premium deferred annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut ("MICC") under Registration Statement
No. 333-185333 (the "Registration Statement") and described therein, filed by MICC under the Securities Act of 1933, as amended. MICC is a wholly-owned subsidiary of MetLife, Inc. and an affiliate of Metropolitan Life Insurance Company.

I have made such examination of law and examined such records of MICC and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

1. MICC is a corporation validly existing and in good standing under the laws of the State of Connecticut.

2. The offer and sale by MICC of the Contracts have been duly authorized pursuant to the corporate and insurance laws of the states in which the Contract will be issued and the Company's governing documents. Each Contract, when delivered and when the first purchase payment thereunder is made, all in accordance with the prospectus (the "Prospectus") included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of MICC in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by MICC other than those described in the Contract and as referred to in the Prospectus.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Nancy H. Badeer
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Nancy H. Badeer